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MINNESOTA MUTUAL                                   INDIVIDUAL RETIREMENT ANNUITY
                                                                 (IRA) AGREEMENT

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement modifies the contract. Provisions are changed before issue. In the event of a conflict between the provisions of this agreement and the contract to which it is attached, the provisions of this agreement will control. These changes will allow its use: (a) with a Simplified Employee Pension (herein "SEP"); and/or (b) as an Individual Retirement Annuity under the Employee Retirement Income Security Act of 1974, as amended (herein "IRA"), or
(c) with a Savings Incentive Match Plan for Employees (herein SIMPLE-IRA).


PURCHASE PAYMENTS
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ARE IRA PURCHASE PAYMENTS LIMITED?

Yes. Where the annuitant has an IRA, purchase payments may be limited. An annual cash purchase payment may not exceed the lesser of: (a) the amount of compensation includible in gross income in any taxable year; or (b) $2,000, or such other maximum amount as may be allowed by law.

Where an annuitant establishes an IRA along with a nonemployed spouse, purchase payments may be limited. They are also limited if the annuitant is the nonemployed spouse. The cash purchase payments for both annuities and accounts must then be considered together. They may not exceed the lesser of: (a) the amount of compensation includible in the working spouse's compensation includible in gross income in any taxable year; or (b) $4,000, or such other maximum amount as may be allowed by law. In no event may an annuitant's annual purchase payment exceed the cash amount of: (a) $2,000; or (b) the maximum annual contribution allowed for an IRA.

ARE SIMPLE-IRA PURCHASE PAYMENTS LIMITED?

Yes. Where the annuitant's employer establishes a SIMPLE-IRA, purchase payments may be limited. The annual cash purchase payment must be the lesser of: (a) an amount equal to 100% of the compensation included in gross income in any taxable year; or (b) $6,000, or such other maximum amount as may be allowed by law. Mandated employer purchase payments, in addition to your purchase payments, can range from 0% to 3% or your annual compensation.

DO PURCHASE PAYMENT LIMITATIONS APPLY TO A ROLLOVER?

No. Limits on purchase payments to the contract do not apply with a rollover contribution. A rollover contribution is one within the meaning of sections 408(d)(3), 402(c), 403(a)(4) or 403(b)(8) of the Internal Revenue Code (herein "Code") or a purchase payment made in accordance with the terms of a SEP as described in Section 408(k) of the Code. In that case, a cash purchase payment may be the amount received by or on behalf of an annuitant as all or any portion of a distribution which is a rollover contribution. The distribution may be one from an individual retirement account, annuity or bond plan; or an eligible rollover distribution from a tax-exempt employee's trust, a qualified employee annuity plan or such other plan as may be allowed by law. A rollover contribution must be received by us not later than 60 days after the annuitant receives it. A direct rollover payment may be made to us from the plan making the distribution. A purchase payment may not include contributions to a tax-qualified plan made by the annuitant as an employee.

MAY THE ANNUITANT ALWAYS MAKE PURCHASE PAYMENTS?

No. We will not accept purchase payments under this contract as of a date the annuitant is not eligible for an IRA, SEP, or SIMPLE-IRA.

In addition, no additional cash contributions or rollover contributions may be accepted under the contract if: (a) the owner dies before the distribution of the entire interest in the contract; and (b) the beneficiary is not the surviving spouse.

Purchase payments which exceed those allowed for an IRA may be returned. We will send them to the annuitant. Return is without regard to the provisions of this contract dealing with withdrawals. Excess purchase payments to a SEP or SIMPLE-IRA may similarly be returned. We will send them to the payer.


DISTRIBUTION PROVISIONS
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ARE THERE RULES FOR THE TIMING OF DISTRIBUTIONS?

Yes. The distribution of an annuitant's value shall be made in accordance with the minimum distribution requirements of section 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the proposed regulations. All of these rules are incorporated herein by reference.

The annuitant's accumulation value, or withdrawal value if applicable, must be distributed or begin to be distributed, by the annuitant's required beginning date. This is the April 1 following the calendar year in which the annuitant reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31.

WHAT FORMS OF DISTRIBUTION ARE AVAILABLE?

By the required beginning date the annuitant may elect to have the accumulation value, or withdrawal value if

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applicable, distributed.  It must be in one of the following forms:

    (a)  a single sum payment;

    (b)  equal or substantially equal payments over the life of the annuitant;

    (c) equal or substantially equal payments over the joint lives of the annuitant and spouse;

    (d) equal or substantially equal payments over a specified period that may not be longer than the annuitant's life expectancy;

    (e) equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the annuitant and spouse.

Options (b), (c), (d), and (e) can be satisfied by an annuity form elected by the annuitant or by systematic withdrawal.

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations or such final regulations as adopted.

ARE THERE SPECIAL RULES IF THE ANNUITANT DIES BEFORE THE ENTIRE VALUE IN THE CONTRACT IS DISTRIBUTED?

Yes. If the annuitant dies on or after the date distributions have begun, the entire remaining value must be distributed at least as rapidly as under the method of distribution being used as of the date of the annuitant's death. If the annuitant dies before distributions have begun, the entire remaining value must be distributed as elected by the annuitant or, if the annuitant has not so elected, as elected by the beneficiary or beneficiaries, as follows:

    (a) by December 31st of the year containing the fifth anniversary of the annuitant's death; or

    (b) in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31st of the year following the year of the annuitant's death. If, however, the beneficiary is the annuitant's surviving spouse, then this distribution is not required to begin until later. It must begin by December 31st of the year in which the annuitant would have turned 70 1/2.

ARE OTHER OPTIONS AVAILABLE TO A SPOUSE BENEFICIARY?

Yes. In addition to the options discussed above, the spouse beneficiary has other options. He or she may elect to treat the annuitant's IRA as his or her own. This is done by either: (a) not taking a distribution within the required time period; or (b) making eligible IRA contributions to it.

If the beneficiary chooses one of these options then he or she is the contract owner. He or she will assume all rights and privileges under the contract. This right is available only to the spouse of the annuitant.

HOW ARE LIFE EXPECTANCIES FOR CALCULATING REQUIRED DISTRIBUTIONS DETERMINED?

Life expectancy is computed by use of the expected return multiples in Table V and VI of section 1.72-9 of the Income Tax Regulations.

Unless otherwise elected by the annuitant prior to the commencement of distributions or, if applicable, by the surviving spouse where the annuitant dies before distributions have commenced, life expectancies of an annuitant or spouse beneficiary shall be recalculated annually for purposes of required distributions. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary shall not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the annuitant attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the annuitant attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

MAY THE ANNUITANT SATISFY MINIMUM DISTRIBUTION REQUIREMENTS BY RECEIVING A DISTRIBUTION FROM ANOTHER IRA?

Yes. An annuitant may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the "alternative method" described in Notice 88-38, to satisfy the minimum distribution requirements described above.


WITHDRAWAL BENEFITS
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ARE THERE LIMITS ON WITHDRAWALS?

Yes. These limits apply to a partial withdrawal or a surrender of the contract before the annuitant's age 59 1/2. In that case, we must receive notice of the intended disposition of the proceeds. This will not apply if the annuitant dies or is disabled.

MAY TAX PENALTIES APPLY?

Yes. If a withdrawal or surrender occurs before the annuitant is age 59 1/2, the annuitant may be subject to tax penalties. These penalties are imposed under the Code. The annuitant may not be subject to tax penalties on amounts received before age 59 1/2 if: (1) the annuitant becomes disabled as defined by the Code; (2) the amount received is in excess of the allowed deduction and returned to the annuitant before the required tax return filing date for that year, together with any earned

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interest; or (3) if the entire amount in the contract is received and reinvested in a similar plan entitled to similar tax treatment. Additional exceptions to tax penalties may be available to the annuitant.

We will not be liable for any tax penalties under this contract. We are not liable for penalties on amounts received or paid by us under this contract. Any transaction treated by law as a contract distribution may be treated by us as a complete contract surrender.


GENERAL INFORMATION
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IS THE INTEREST OF THE ANNUITANT IN THIS CONTRACT NONFORFEITABLE?

Yes. The entire interest of the annuitant in this contract is nonforfeitable. The annuitant shall possess the entire benefit provided by this contract. This contract is established for the exclusive benefit of the annuitant and his or her beneficiaries.

HOW WILL DIVIDENDS BE APPLIED?

Dividends, if received, must be added to the accumulation value or applied to increase annuity payments.

HOW WILL A REFUND OF PREMIUMS BE APPLIED?

Any refund of premiums (other than those attributable to excess purchase payments) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

MAY THIS AGREEMENT BE AMENDED?

Yes. This contract may be amended as required to reflect any change in the Code, regulations or published revenue rulings. The annuitant will be deemed to have consented to any such amendment. We will promptly furnish any such amendment to the annuitant.

This agreement is effective as of the original contract date unless a different effective date is shown here.


                          /s/ Dennis E. Prohofsky
                                 Secretary

                          /s/ Robert L. Senkler
                                  President

83-9058 Rev. 3-1997                                           Minnesota Mutual 3